January 31, 2006

Mr. Steven Kessler
Executive Vice President and CFO
Resource America
1845 Walnut Street
Philadelphia, PA 19103

RE: Resource Properties Line of Credit

Dear Mr. Kessler

Please note that effective immediately, the Bank has modified the annual debt service coverage ratio on the $18,000,000 Revolving Credit Facility to Resource Properties, Inc., Resource Properties XXX, Inc, Resource Properties XXXI, Inc, Resource Properties XXIV, Inc. and Resource Properties XXIV, Inc. Section 1 (e) of the Modification of Revolving Credit Loan and Security Agreement dated March 30, 2000 should be deleted in its entirety and substituted with the following:

“Borrower shall maintain a ratio of consolidated Net Operating Income, calculated on an annualized basis, to the greater of (i) actual interest paid or payable on the Line during the period of calculation or (ii) $1,250,000.00, of not less than 1.25 to 1.0.”

This covenant will be used to measure the December 31, 2005 performance. Further, based on the current collateral, borrowings are limited to $12,500,000.

This replaces any previous communication you may have received on this matter. If you agree with this modification, please sign below and send back to my attention at the following address:

Sovereign Bank
1500 Market Street
Philadelphia, PA 19102

If you have any questions or comments, please call me at (267) 256-2856.

Sincerely

/s/ Matthew A. Anzideo
Matthew A. Anzideo
Vice President

Agreed and Accepted
/s/ Steven Kessler
Steven Kessler
Executive Vice President and CFO